Mail Stop 4516

June 16, 2005


      VIA USMAIL and FAX (704) 944-2039

Ms. Pamela B. Bruno
Vice President - Treasurer and Chief Accounting Officer
BNP Residential Properties, Inc.
301 S. College St., Suite 3850
Charlotte, NC 28202-6024

      Re:	BNP Residential Properties, Inc.
      Form 10-K for the year ended 12/31/2004
      Filed on 3/7/2005
      File No. 001-09496


Dear Ms. Pamela B. Bruno:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Cicely Luckey
Branch Chief








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